Exhibit 99.2
For more information, contact:
Ronald L. Smith
Chief Financial Officer
(336) 316-5545
Unifi Announces Appointments of New Chairman of the Board of Directors and President and Chief
Operating Officer
     GREENSBORO, N.C. — February 25, 2011 — Unifi, Inc. (NYSE: UFI) is pleased to announce the appointments of William L. (“Bill”) Jasper as the Company’s Chairman of the Board of Directors and R. Roger Berrier, Jr. as President and Chief Operating Officer. Mr. Jasper will continue to serve as the Company’s Chief Executive Officer.
     “I am honored to be chosen as the Chairman of the Board of Directors of Unifi. I believe this is a great company with great people and a bright future,” said Bill Jasper, the new Chairman and Chief Executive Officer of the Company. “Further, I am very pleased to have Roger as President and Chief Operating Officer. He is a results-driven individual who shares my commitment to continuous improvement in everything we do.”
     Unifi, Inc. (NYSE: UFI) is a diversified producer and processor of multi-filament polyester and nylon textured yarns and related raw materials. The Company adds value to the supply chain and enhances consumer demand for its products through the development and introduction of branded yarns that provide unique performance, comfort and aesthetic advantages. Key Unifi brands include, but are not limited to: AIO® — all-in-one performance yarns, SORBTEK®, A.M.Y.®, MYNX® UV, REPREVE®, REFLEXX®, MICROVISTA® and SATURA®. Unifi’s yarns and brands are readily found in home furnishings, apparel, legwear, and sewing thread, as well as industrial, automotive, military, and medical applications. For more information about Unifi, visit www.unifi.com, or to learn more about REPREVE®, visit www.repreve.com.
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